EXHIBIT 4

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated July 2, 2008 (the “Schedule 13D”), with respect to the common stock, par value $0.0001 per share, of CNET Networks, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates written below.

TEN ACQUISITION CORP.

By: /s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Vice President and Secretary
Date: June 30, 2008

CBS CORPORATION

By: /s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Executive Vice President and General Counsel
Date: July 2, 2008

NAIRI, INC.

By: /s/ Sumner M. Redstone
Name: Sumner M. Redstone
Title: Chairman and President
Date: July 2, 2008

NATIONAL AMUSEMENTS, INC.

By: /s/ Sumner M. Redstone
Name: Sumner M. Redstone
Title: Chairman and Chief Executive Officer
Date: July 2, 2008

/s/ Sumner M. Redstone
Name: Sumner M. Redstone
Individually
Date: July 2, 2008